Exhibit 23.3

Date: April 10th, 2024

Solera Corp.

1500 Solana Blvd Building 6, Suite 6300

Westlake, TX 76262

Dear Sirs or Madams:

We, Frost & Sullivan of 7550 IH 10 West, Suite 400, San Antonio, TX 78229, hereby consent to the filing with the Securities and Exchange Commission of a Registration Statement on Form S-1 (the “S-1”), and any amendments thereto, of Solera Corp., and any related prospectuses of (i) our name and all references thereto, (ii) all references to our preparation of an independent overview of the “Global TAM Refresh Across Four Key Segments for Project Stingray” (the “Industry Report”), and (iii) the statement(s) set out in the Schedule hereto. We also hereby consent to the filing of this letter as an exhibit to the S-1.

We further consent to the reference to our firm, under the caption “Prospectus Summary” and “Business” in the S-1, and “Test the Waters” Investor Presentation as acting in the capacity of an expert in relation to the preparation of the Industry Report and the matters discussed therein.

Regards,

/s/ Jesse Hollander
Name: Jesse Hollander
Designation: Consulting Director
For and on behalf of
Frost & Sullivan

SCHEDULE

1.

Frost & Sullivan estimates that our total addressable market as of 2023 for our automotive solutions (which includes offerings in our Vehicle Claims, Vehicle Repair and Vehicle Solutions segments) and our Fleet Solutions segment is approximately $143 billion.

2.

Frost & Sullivan estimates that our total addressable market as of 2028 for our automotive solutions (which includes offerings in our Vehicle Claims, Vehicle Repair and Vehicle Solutions segments) and our Fleet Solutions segment is approximately $281 billion.

3.	Data as outlined below on the following image:

2